POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below constitutes and appoints Stanley L. Ferguson and Matthew F. Hilzinger, and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K for the year ending December 31, 2014 of USG Corporation, and any or all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

This power of attorney has been signed as of the 11th day of February 2015 by the following persons:

/s/ Jose Armario	/s/ Brian A. Kenney
Jose Armario,	Brian A. Kenney,
Director	Director

/s/ Thomas A. Burke	/s/ Richard P. Lavin
Thomas A. Burke,	Richard P. Lavin,
Director	Director

/s/ Matthew Carter Jr.	/s/ Steven F. Leer
Matthew Carter Jr.,	Steven F. Leer,
Director	Director

/s/ Gretchen R. Haggerty	/s/ James S. Metcalf
Gretchen R. Haggerty,	James S. Metcalf,
Director	Director, Chairman, President
and Chief Executive Officer
/s/ William H. Hernandez
William H. Hernandez,
Director